As filed with the Securities and Exchange Commission on June 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&D TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3314599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

(215) 619-2700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

C&D Technologies, Inc. 2011 Stock Option Plan

(Full title of the plan)

Ian J. Harvie

Senior Vice President and Chief Financial Officer

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

(215) 619-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew A. Feldman

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

(212) 728-8111 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (the “Common Stock”)	378,497 (1) 1,135,500 (2)	$8.18 (3) $8.00 - $8.21 (4)	$3,096,105.46 (3) $9,312,280.92 (5)	$359.46 $1,081.16

(1)	Represents 378,497 shares of Common Stock issuable pursuant to the C&D Technologies, Inc. 2011 Stock Option Plan (the “Plan”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.
(2)	Represents 1,135,500 shares of Common Stock issuable with respect to outstanding options previously granted pursuant to the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, using the average of the high and low price as quoted on the OTCQB Marketplace of the Pink OTC Markets Inc. on June 6, 2011 of $8.18 per share.
(4)	The per-share exercise price with respect to (i) 48,448 of the outstanding options is $8.00 and (ii) 1,087,052 of the outstanding options is $8.21.
(5)	Reflects the aggregate offering price based on the per-share exercise price of (i) $8.00 per share with respect to 48,448 of the outstanding options and (ii) $8.21 per share with respect to 1,087,052 of the outstanding options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (the “Registration Statement”) have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by C&D Technologies, Inc. (the “Company”), are incorporated by reference into the Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed on May 2, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Current Reports on Form 8-K, filed on January 31, 2011, March 15, 2011 and June 7, 2011, pursuant to the Exchange Act; and

(c)	the description of the Company’s Common Stock, $0.01 par value per share, which is contained in the Company’s Registration Statement on Form 8-A/A (No. 001-09389), filed with the Commission on March 1, 2010, pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

The Company has obtained liability insurance for the benefit of its directors and officers.

The Company’s certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted by the Delaware Corporation Law.

The Company’s bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s bylaws also generally provide for the advancement of expenses to directors and officers incurred in defending a civil or criminal proceeding against them by virtue of their position as a director or officer of the Company.

The Company has also entered into indemnification agreements with its directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8.	EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP - Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page).

Item 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, State of Pennsylvania, on the 8 day of June, 2011.

C&D TECHNOLOGIES, INC.

By:	/s/ Ian J. Harvie
Name:	Ian J. Harvie
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints David J. Anderson, Vice President, General Counsel and Corporate Secretary, as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffery A. Graves	President, Chief Executive Officer and Director	June 8, 2011
Name: Jeffrey A. Graves	(Principal Executive Officer)

/s/ Ian J. Harvie	Senior Vice President and Chief Financial Officer	June 8, 2011
Name: Ian J. Harvie	(Principal Financial Officer and Principal Accounting Officer)

/s/ David L. Treadwell	Director, Chairman	June 8, 2011
Name: David L. Treadwell

/s/ Todd W. Arden	Director	June 8, 2011
Name: Todd W. Arden

/s/ Kevin P. Dowd	Director	June 8, 2011
Name: Kevin P. Dowd

/s/ James J. Gaffney	Director	June 8, 2011
Name: James J. Gaffney

/s/ Michael Gallagher	Director	June 8, 2011
Name: Michael Gallagher

/s/ Andrew P. Hines	Director	June 8, 2011
Name: Andrew P. Hines

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto)

23.2	Consent of PricewaterhouseCoopers LLP - Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page).